Exhibit 99.1

CyberOptics Reports Third Quarter Operating Results

Minneapolis, MN—October 24, 2017—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the third quarter of 2017 ended September 30.

Sales for this period totaled $11.8 million, down from $15.0 million in the third quarter of 2016. CyberOptics also reported a net loss for the third quarter of 2017 of $72,000 or $0.01 per share, compared to earnings of $1.2 million or $0.16 per share in the year-earlier period.

Sales of 3D Multi-Reflection Suppression (MRS) enabled products increased during the third quarter of 2017 year-over-year, but the revenue gains were not large enough to offset declines from other products.

Sales of SQ3000 3D automated optical inspection systems grew in the third quarter of 2017 by more than 240% on a year-over-year basis to $2.2 million. CyberOptics has continued to expand its base of SQ3000 customers during the past year, as more manufacturers are recognizing the competitive advantages of this important product. Sales of surface mount technology (SMT) inspection systems decreased 46% year-over-year in the third quarter of 2017 to $4.3 million, as the higher SQ3000 sales were unable to offset lower volumes of legacy products and the lack of sales of MX600 memory module inspection systems. CyberOptics recognized $2.8 million of MX600 sales in the third quarter of 2016.

Sensor sales increased 19% year-over-year in the third quarter of 2017 to $4.0 million, paced by higher volumes of both 3D MRS-enabled sensors and legacy 2D products. Third quarter sales of 3D MRS sensors to recurring OEM customers grew by more than 150% year-over-year to $1.1 million. In addition, CyberOptics is actively demonstrating its MRS-enabled mid-end semiconductor inspection capability to semiconductor manufacturers, making the company believe initial sales are possible before the end of 2018.

Sales of semiconductor sensors, principally the WaferSense/ReticleSense product lines, increased minimally year-over-year in the third quarter of 2017. Sales of general purpose metrology products were down 14% year-over-year in the third quarter to $1.3 million. Sales of CyberGage360 were less than anticipated. The company continues to believe that general purpose metrology is an attractive market for products based on its differentiated MRS technology.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “In the SMT and semiconductor markets, we believe that the performance characteristics of MRS are superior to other technologies offered by our competitors. We are very optimistic about the future prospects of our MRS technology, particularly in the areas of inspection and metrology for semiconductor advanced packaging applications, as well as complex mobile devices and automotive applications. With challenges resulting from shrinkage of transistor dimensions, advanced packaging is expected to grow rapidly in the next 5-10 years to enable stacking of chips in 3D. We believe our MRS technology is well suited for many of these applications. In order to take full advantage of these opportunities, we intend to expand our sales capabilities by adding to our force of sales representatives and field engineers. We believe these initiatives will position CyberOptics to better penetrate our targeted markets and attain significantly improved operating results over the long term.”

He added: “CyberOptics ended the third quarter of 2017 with an order backlog of $11.2 million, up from $7.3 million at the end of the second quarter. As previously forecasted, we anticipate sales of $11.5 - $13.0 million for the fourth quarter ending December 31, 2017. We remain optimistic about CyberOptics’ future, given the competitive advantages of our suite of MRS-enabled sensors and inspection systems, the potential for incremental revenue from mid-end semiconductor inspection and the steadily growing acceptance of our WaferSense/ReticleSense products.”

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high precision sensing technology solutions. CyberOptics’ sensors are used in general purpose metrology and 3D scanning, SMT and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the timing of orders and shipments of our products, particularly our 3D MRS-enabled AOI systems; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the success of CyberGage360; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeff Bertelsen, Chief Financial Officer

763/542-5000

Third Quarter Conference Call and Replay

CyberOptics will review its third quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access this call toll-free at 800-289-0496 prior to the start of the call by providing the conference ID: 1177997. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the third quarter conference call will be available one hour after the call toll-free at 866-375-1919 with the 1177997 access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2017	2016	2017	2016
Revenue	$11,828	$15,040	$40,157	$52,785
Cost of revenue	6,236	8,399	21,434	30,055
Gross margin	5,592	6,641	18,723	22,730
Research and development expenses	1,947	1,997	5,892	6,137
Selling, general and administrative expenses	3,793	3,491	11,821	11,028
Amortization of intangibles	15	16	50	50
Income (loss) from operations	(163)	1,137	960	5,515
Interest income and other	(25)	56	(141)	69
Income (loss) before income taxes	(188)	1,193	819	5,584
Provision (benefit) for income taxes	(116)	21	10	108
Net income (loss)	$(72)	$1,172	$809	$5,476
Net income (loss) per share - Basic	$(0.01)	$0.17	$0.12	$0.80
Net income (loss) per share - Diluted	$(0.01)	$0.16	$0.11	$0.78
Weighted average shares outstanding - Basic	6,959	6,859	6,939	6,813
Weighted average shares outstanding - Diluted	6,959	7,154	7,041	7,013

Condensed Consolidated Balance Sheets
	September 30, 2017	Dec. 31, 2016
	(Unaudited)
Assets
Cash and cash equivalents	$5,593	$10,640
Marketable securities	6,701	6,493
Accounts receivable, net	11,932	10,895
Inventories	16,634	11,531
Other current assets	1,739	1,535
Total current assets	42,599	41,094

Marketable securities	8,949	8,728
Intangible and other assets, net	1,779	1,804
Fixed assets, net	2,303	2,438
Other assets	202	193
Deferred tax assets	5,484	5,323
Total assets	$61,316	$59,580

Liabilities and Stockholders’ Equity
Accounts payable	$7,083	$6,217
Accrued expenses	2,339	4,084
Total current liabilities	9,422	10,301

Other liabilities	240	381
Total liabilities	9,662	10,682

Total stockholders’ equity	51,654	48,898
Total liabilities and stockholders’ equity	$61,316	$59,580